Exhibit 10.1

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of November 8, 2021 by and among those individuals and entities whose names appear on the signature pages hereto as Sellers (“Sellers”), the undersigned stockholder (“Stockholder”) of Viasat, Inc., a Delaware corporation (“Purchaser”) and Purchaser. Capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in the Share Purchase Agreement (as defined below).

W I T N E S S E T H

WHEREAS, as an inducement for Sellers to enter into that certain Share Purchase Agreement of even date herewith by and among Sellers and Purchaser (as it may be amended from time to time by the parties thereto, the “Share Purchase Agreement”), which provides for the sale of the entire issued and outstanding share capital of Connect Topco Limited, a private company limited by shares and incorporated in Guernsey (the “Company”), by Sellers to Purchaser in accordance with its terms, Sellers have requested that Stockholder execute and deliver this Agreement.

WHEREAS, in exchange for the sale of its shares in the Company, each Seller will have the right to receive cash consideration and a number of Purchaser Shares as set forth in the Share Purchase Agreement, all upon the terms and subject to the conditions set forth in the Share Purchase Agreement.

WHEREAS, the Share Purchase Agreement contemplates that Purchaser’s stockholders will vote upon the Purchaser Shareholder Approval and, if so desired and mutually agreed between Sellers and Purchaser, other matters of the type customarily brought before a meeting of stockholders in connection with the Transaction.

WHEREAS, as of the date hereof, Stockholder is the owner of the number of Purchaser Shares and other securities convertible into, or exercisable or exchangeable for, Purchaser Shares, all as set forth on the signature page of this Agreement (collectively, the “Shares”).

WHEREAS, as a condition and inducement for Sellers to enter into the Share Purchase Agreement, Sellers and Stockholder are entering into this Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Agreement to Vote Shares.

(a) Until the Expiration Date (as defined below), at the Purchaser Meeting and at every other stockholder meeting of Purchaser at which any of the matters set forth in clause (ii) below is put to the vote of the stockholders of Purchaser and, in each case, at every postponement or adjournment thereof, and on every action proposed to be approved by written consent of the stockholders of Purchaser with respect to any of the matters set forth in clause (ii), Stockholder shall:

(i) appear at each such meeting or otherwise cause Stockholder’s Shares and any outstanding New Shares (as defined in Section 4 hereof) to be counted as present thereat for purposes of calculating a quorum; and

(ii) validly vote all outstanding Shares and any outstanding New Shares to the extent (in the case of securities convertible into, or exercisable or exchangeable for, Purchaser Shares) any such Shares and New Shares are capable of being voted:

(A) in favor of the Purchaser Shareholder Approval;

(B) in favor of any proposal to adjourn or postpone any meeting of the stockholders of Purchaser at which the Purchaser Shareholder Approval is submitted for the consideration and vote of the stockholders of Purchaser to a later date if there are not proxies representing a sufficient number of Purchaser Shares to approve such matters on the date on which the meeting is held;

(C) against any Purchaser Alternative Proposal;

(D) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Purchaser contained in the Share Purchase Agreement or of Stockholder contained in this Agreement; and

(E) against any other action, agreement or transaction involving Purchaser or any of its subsidiaries that would reasonably be expected to, in each case, impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Transaction or the other transactions contemplated by the Share Purchase Agreement.

(b) Prior to the Expiration Date, Stockholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with this Section 1.

(c) Stockholder hereby irrevocably appoints as its proxy and attorney-in-fact Purchaser, and any other Person designated by Purchaser in writing (collectively, the “Grantees”), each of them individually, with full power of substitution and resubstitution, to the fullest extent of Stockholder’s rights with respect to the Shares and outstanding New Shares, effective as of the date hereof and continuing until the Expiration Date, to vote (or execute written consents, if applicable) with respect to the Shares and outstanding New Shares as required pursuant to Section 1(a), in each case, solely in the event of a failure by such Stockholder to act in accordance with Section 1(a). The proxy granted by Stockholder under this Agreement shall be irrevocable prior to the Expiration Date and shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy. Stockholder (i) will take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of such proxy and this Section 1(c) and (ii) hereby revokes any proxy previously granted by Stockholder with respect to any Shares and outstanding New Shares. The power of attorney granted by Stockholder under this Section 1(c) is a durable power of attorney and shall survive the bankruptcy or dissolution of Stockholder. Other than as provided in this Section 1(c), Stockholder shall not directly or indirectly grant any person or entity any proxy (revocable or irrevocable), power of attorney or other authorization with respect to any of Stockholder’s Shares or outstanding New Shares that is inconsistent with Stockholder’s obligations under this Agreement. Purchaser may terminate this proxy with respect to Stockholder at any time at its sole election by written notice provided to Stockholder.

2. Transfer and Encumbrance. Stockholder agrees, during the period beginning on the date hereof and ending on the Expiration Date, not to Transfer (as defined below) any Shares or any New Shares, or any interest therein, or any economic or voting rights with respect thereto (including any rights decoupled from the underlying securities) or enter into any contract, option or other arrangement or understanding with respect thereto (including any voting trust or agreement and the granting of any proxy inconsistent with Stockholder’s obligations under this Agreement), in each case without the prior written consent of each Investor Seller; provided, that nothing contained herein shall prohibit (a) any Transfer where such Stockholder retains sole direct and indirect voting control over such Shares or New Shares through the term of this Agreement, (b) any Transfer to an Affiliate of Stockholder or to a qualified institutional buyer or other institutional investor, provided, however, that in the case of the foregoing clause (b), any such Transfer shall only be permitted if and to the extent that the transferee of such Shares or New Shares agrees to be bound by and subject to the terms and provisions hereof to the same effect as the transferring Stockholder and pursuant to a joinder or other customary agreement reasonably acceptable to Investor Sellers. Stockholder acknowledges that the intent of the foregoing sentence is to ensure that the Shares and any New Shares are voted in accordance with the terms hereof. For the purpose of this Agreement, “Transfer” means any sale, assignment, transfer, conveyance, gift, pledge, distribution, hypothecation or other encumbrance or any other disposition, whether voluntary, involuntary or by operation of law, whether effected directly or indirectly, or the entry into any contract or understanding with respect to any sale, assignment, transfer, conveyance, gift, pledge, distribution, hypothecation or other encumbrance or any other disposition, whether voluntary, involuntary or by operation of law, whether effected directly or indirectly, including, with respect to any capital stock or interests in capital stock, the entry into any swap or any contract, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, contract, transaction or series of transactions is to be settled by delivery of Purchaser Shares, in cash or otherwise.

3. Non-Solicit; No Participation in Litigation.

(a) Stockholder shall, and shall cause its controlled Affiliates to, and shall use reasonable best efforts to cause its and their respective Representatives to, immediately cease and terminate any and all solicitations, discussions or negotiations existing as of the date hereof between Stockholder, Affiliates or Representatives, on the one hand, and Purchaser and its Affiliates or Representatives or any Third Party (or its Representatives), on the other hand, in connection with or in response to an actual or potential Purchaser Alternative Proposal. From and after the date hereof until the Expiration Date, Stockholder shall not, and shall cause its controlled Affiliates not to, and shall use its reasonable best efforts to cause its and their respective Representatives not to (and shall not authorize or give permission to its and their respective Representatives to), directly or indirectly (i) solicit, initiate, seek or knowingly encourage or knowingly facilitate the submission of any Purchaser Alternative Proposal, or any indication, proposal or inquiry that would reasonably be expected to lead to a Purchaser Alternative Proposal, (ii) (A) furnish any non-public information regarding Purchaser or any of its subsidiaries to, or afford access to the business, properties, assets, books and records of Purchaser or any of its subsidiaries to, any Third Party, or (B) request or seek from Purchaser or any of its subsidiaries any such access, in each case of the foregoing clauses (A) and (B), in connection with or in response to, or that would be reasonably likely to lead to, a Purchaser Alternative Proposal or any inquiry, proposal or indication of interest with respect thereto, (iii) engage or participate in any discussions or negotiations with Purchaser or any Third Party with respect to, or that would be reasonably likely to lead to, any Purchaser Alternative Proposal, or (iv) enter into any letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or any other agreement or instrument providing for or relating to any Purchaser Alternative Proposal, provided, however, that the restrictions in the foregoing clauses (i) through (iv) shall not apply following the receipt by the Purchaser of a Purchaser Alternative Proposal which the Purchaser Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take action with respect to such Purchaser Alternative Proposal would reasonably be expected to be inconsistent with the Purchaser’s fiduciary duties under applicable law and that such Purchaser Alternative Proposal constitutes or is reasonably likely to result in a Purchaser Superior Proposal, with respect to such Purchaser Alternative Proposal or any subsequent Purchaser Alternative Proposal from the same entity.

(b) Stockholder hereby agrees not to, and shall cause its controlled Affiliates not to, and shall use reasonable best efforts to cause its and their respective Representatives not to, commence or participate in, and to, if requested by Sellers, take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Purchaser, the Company, Sellers or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Share Purchase Agreement or the consummation of the Transaction, in each case with respect to which all material facts on which such claim is based are known to Stockholder as of the date of this Agreement, including any such claim (i) challenging the validity, or seeking to enjoin the operation, of any provision of this Agreement or the Share Purchase Agreement or (ii) alleging a breach of any fiduciary duty of the Purchaser Board in connection with the Share Purchase Agreement or the transactions contemplated thereby; provided, however, that the foregoing shall not restrict Stockholder from enforcing any of his, her or its rights under this Agreement.

4. New Shares. Stockholder agrees that any Purchaser Shares that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date, including, without limitation, shares issued or issuable upon the conversion, exercise or exchange, as the case may be, of all securities held by Stockholder that are convertible into, or exercisable or exchangeable for, Purchaser Shares (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

5. No Obligation to Exercise Options or Other Securities. Nothing contained in this Agreement shall require Stockholder to (a) convert, exercise or exchange any option, warrants or convertible securities in order to obtain any underlying Purchaser Shares or (b) vote, or execute any consent with respect to, any Purchaser Shares underlying such options, warrants or convertible securities that have not yet been issued as of the applicable record date for that vote or consent.

6. Representations and Warranties of Stockholder. Stockholder hereby represents, warrants and covenants to Sellers as follows:

(a) (i) Stockholder is duly organized, validly existing and in good standing under the Laws of the state of its incorporation, formation or organization, as applicable, and (ii) the execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby are within the powers of such Stockholder and have been duly authorized by all necessary action. Such Stockholder has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Sellers, this Agreement constitutes such Stockholder’s legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

(b) The Shares are (and any New Shares will be) owned of record by such Stockholder. Such Stockholder has good and valid title to such Shares (or will have good and valid title to any New Shares), free and clear of any encumbrances other than pursuant to this Agreement. As of the date hereof, such Stockholder’s Shares constitute all of the Purchaser Shares beneficially owned or owned of record by such Stockholder. Except as provided for herein, such Stockholder has sole voting power (including the right to control such vote as contemplated herein) and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Shares and any New Shares.

(c) The execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of its obligations under this Agreement will not, (i) violate the certificate of formation, agreement of limited partnership, certificate of incorporation or similar organizational documents of such Stockholder, (ii) conflict with or violate any law, ordinance or regulation of any Governmental Entity applicable to such Stockholder or by which any of its assets or properties is bound, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance on the properties or assets of such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder and/or any of its assets or properties is bound, except for any of the foregoing as would not reasonably be expected, either individually or in the aggregate, to impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d) The execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of its obligations under this Agreement will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, other than the filing of any reports with the SEC.

(e) As of the date hereof, there is no legal proceeding pending or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder and/or any of its Affiliates before or by any Governmental Entity that would reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f) No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Sellers or Purchaser in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder (other than as an officer or director of Purchaser).

(g) Such Stockholder understands and acknowledges that Sellers are entering into the Share Purchase Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder and the representations, warranties and covenants of such Stockholder contained herein. Such Stockholder understands and acknowledges that the Share Purchase Agreement governs the terms of the Transaction and the other transactions contemplated thereby.

7. Additional Documents. Stockholder hereby covenants and agrees to execute and deliver any additional documents reasonably necessary or desirable to carry out the purpose and intent of this Agreement.

8. Termination. This Agreement shall terminate and shall have no further force or effect as of the earliest to occur of (a) 11:59 P.M. Eastern Time on the date the Purchaser Shareholder Approval is obtained, (b) the date the Share Purchase Agreement shall have been validly terminated in accordance with its terms, (c) the date this Agreement is terminated upon the mutual written agreement of each Investor Seller and Stockholder, (d) any material modification, material waiver or material amendment of the Share Purchase Agreement or knowing, material failure by Purchaser to enforce any provision of the Share Purchase Agreement that is in effect a waiver that, in each case, is adverse to Stockholder and is effected without the prior written consent of Stockholder, (e) failure to obtain the Purchaser Shareholder Approval at the Purchaser Meeting (held in accordance with the Share Purchase Agreement) at which a vote on the Purchaser Shareholder Approval matters is held, and (f) a Purchaser Change of Recommendation, to the extent such Purchaser Change of Recommendation is permitted by, and subject to the terms and conditions of, Schedule 5 of the Share Purchase Agreement (the date of the earliest of the events described in the foregoing clauses, the “Expiration Date”); provided, however, that notwithstanding the foregoing, the provisions in Section 9 hereof shall survive in full force and effect following the consummation of the Transaction. In addition to, and without prejudice to the foregoing in this Section 8, with respect to Section 2 (other than transfers by the Stockholder to its Affiliates) the Expiration Date will be the earliest to occur of (i) the earliest to occur of the events in clauses (a) through (f) in the preceding sentence, and (ii) November 8, 2022. This Agreement shall not apply to any Stockholder Shares transferred (other than to an Affiliate of Stockholder) after the Section 2 Expiration Date, and any such transferred Stockholder Shares shall be free and clear of any obligations under this Agreement.

9. Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by email or facsimile (provided in the case of email or facsimile, that a copy is delivered by another means specified in clauses (i) or (iii) herein), or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) If to Sellers, to:

Triton LuxTopHolding SARL

-3 boulevard de la Foire, L-1528

Luxembourg, Grand Duchy of Luxembourg

Attention : Gonzague de Lhoneux

Email : Gonzague.deLhoneux@apax.com

WP Triton Co-Invest, L.P.

c/o Walkers Corporate Limited

Cayman Corporate Centre

27 Hospital Road, George Town

Grand Cayman KY1-9008, Cayman Islands

Attention : Max Fowinkel and Jan-Ole Gerschefski

Email : Notices@warburgpincus.com

2684343 Ontario Limited

5650 Yonge Street, Suite 1200

Toronto, Ontario M2M 4H5, Canada

Attention : Eric Hargrave

Email : eric_hargrave@otpp.com

CPP Investment Board Private Holdings (4) Inc.

1 Queen Street East, Suite, 2500

Toronto, Ontario M5C 2W5, Canada

Attention : Hafiz Lalani and Pascal Keutgens

Email : hlalani@cppib.com and pkeutgens@cppib.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis International LLP

30 St Mary Axe

London, EC3A 8AF

United Kingdom

Attention: Rory Mullarkey; Stuart Boyd; Jacob Traff

Email: rmullarkey@kirkland.com; stuart.boyd@kirkland.com;

jacob.traff@kirkland.com

(ii) If to Stockholder, to the address set forth on Exhibit A.

(b) Certain Interpretations.

(i) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(ii) The word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends and not simply “if.”

(iii) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, representations and conditions, both written and oral, among the parties with respect to the subject matter hereof, and (ii) are not intended to confer upon any other person any rights or remedies hereunder.

(d) Assignment. This Agreement (and the rights, interests or obligations hereunder) shall not be assigned by operation of law or otherwise, except that any Seller may assign the rights and delegate its obligations hereunder to an Affiliate to which it assigns its shares of the Company. Subject to the preceding sentence, this Agreement shall be binding on and shall inure to the benefit of the parties and their respective successors and assigns.

(e) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

(f) Waiver. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing.

(g) Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(h) Specific Performance and Other Remedies.

(i) Specific Performance. The parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction (and each party hereby waives any requirement for securing the posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

(ii) Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(i) Fees and Expenses. All reasonable, reasonably incurred, out-of-pocket costs and expenses incurred by the Stockholder in connection with this Agreement and the transactions contemplated hereby shall be borne by the Purchaser, whether or not the transactions contemplated by the Share Purchase Agreement are consummated. Purchaser shall indemnify and hold Stockholder and its affiliates harmless from and against any expenses or losses (including reasonable attorney’s fees) incurred in respect of actual or prospective claims, actions, investigations, proceedings or litigation, regardless of whether Stockholder or an Affiliate is a party thereto, arising out of or directly or indirectly relating to Stockholder’s execution and delivery of this Agreement or Stockholder’s participation in the transaction, except to the extent any such matter arose from an inaccuracy in a representation made by Stockholder herein or any breach by Stockholder of its representations, warranties, covenants or other obligations hereunder.

(j) Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction. All claims arising from, under or in connection with this Agreement shall be raised to and exclusively determined by the Delaware Court of Chancery or, if the Delaware Court of Chancery lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if jurisdiction is vested exclusively in the U.S. federal courts, the United States District Court for the District of Delaware, and any appellate court from any thereof. Each party hereby irrevocably submits with regard to any such claim for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of such courts and agrees that it will not bring any claim relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts.

(k) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(l) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(m) Electronic Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent executed and delivered by means of a photographic, photostatic, facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

(n) Limit on Liability. In no event shall Stockholder’s liability for monetary damages exceed the lesser of (a) the market value of Stockholder’s Shares on the date of this Agreement; and (b) the market value of the Stockholder’s Shares on the date a final, non-appealable judgment is entered against the Stockholder relating to this Agreement or the Share Purchase Agreement or the consummation of the Transaction, plus any actual net proceeds received after the date hereof in respect of the sale by Stockholder of the Shares and any New Shares subject to this Agreement.

(o) Use of Name. Except as required by applicable law or the rules and regulations of any applicable stock exchange, including in securities disclosure filings made in connection with the transactions contemplated hereby, each of Purchaser and Sellers shall not (and Sellers shall cause the Company to not) publicly disclose or refer to Stockholder’s execution and delivery of this Agreement without the consent of the Stockholder as to the form and substance of the disclosure, such consent not to be unreasonably withheld, conditioned or delayed. Each of Purchaser and Sellers shall (and Sellers shall cause the Company to) provide the Stockholder with a draft of any disclosure required by applicable law reasonably in advance of such disclosure and shall give reasonable consideration to any comments Stockholder may have on the form and substance of such disclosure.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

STOCKHOLDER

Baupost Group Securities, L.L.C
Print Stockholder Name

By:	/s/ Gregory A. Ciongoli
Signature

Name:	Gregory A. Ciongoli
Print Name

Title:	Partner
If Applicable

Purchaser Shares Beneficially Owned:

16,288,959

Purchaser Shares issuable upon the exercise of outstanding options, warrants, restricted stock units, or other rights:

0

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

VIASAT, INC.

By:	/s/ Keven Lippert
Name:	Keven Lippert
Title:	Executive Vice President, Strategic Initiatives and Chief Commercial Officer

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

TRITON LUXTOPHOLDING SARL

By:	/s/ Laurent Thailly
Name:	Laurent Thailly
Title:	Authorised signatory

[Signature Page to Voting and Support Agreement]

WP TRITON CO-INVEST, L.P.
By:	Warburg Pincus (Callisto-A) Global Growth (Cayman), L.P., its General Partner

By:	Warburg Pincus (Cayman) Global Growth GP, L.P., its General Partner

By:	Warburg Pincus (Cayman) Global Growth GP LLC, its General Partner

By:	Warburg Pincus Partners Ii (Cayman), L.P., its Managing Member

By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its General Partner

By:	/s/ David Sreter
Name:	David Sreter
Title:	Authorised Signatory

[Signature Page to Voting and Support Agreement]

CPP INVESTMENT BOARD PRIVATE HOLDINGS (4) INC.

By:	/s/ Hafiz Lalani
Name:	Hafiz Lalani
Title:	Authorized Signatory

CPP INVESTMENT BOARD PRIVATE HOLDINGS (4) INC.

By:	/s/ Pascal Keutgens
Name:	Pascal Keutgens
Title:	Authorized Signatory

[Signature Page to Voting and Support Agreement]

2684343 ONTARIO LIMITED

By:	/s/ Eric Hargrave
Name:	Eric Hargrave
Title:	Authorised Signatory

[Signature Page to Voting and Support Agreement]

Exhibit A

Stockholder Notice

c/o The Baupost Group, L.L.C.

10 St. James Avenue

Boston, MA 02116

Attention: Frederick H. Fogel

Email: legal@baupost.com